Exhibit 5.1

July 15, 2016

Surgical Care Affiliates, Inc.

520 Lake Cook Road, Suite 250

Deerfield, Illinois 60015

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Surgical Care Affiliates, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of 3,600,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued under the Surgical Care Affiliates, Inc. 2016 Omnibus Long-Term Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K, as promulgated by the Commission.

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of the Company’s Certificate of Incorporation and By-Laws, the corporate proceedings taken by the Company in connection with the Registration Statement and the issuance of the Shares, the Plan and other documents and instruments as we have deemed appropriate as a basis for the opinions expressed below. Based on the foregoing, we are of the opinion that when the Registration Statement has become effective under the Act, and the Shares have been duly issued as contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid and non-assessable.

In rendering the opinion expressed above, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction. The opinion expressed herein is rendered as of the date hereof, and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

1901 Sixth Ave. North / 2400 Regions Harbert Plaza / Birmingham, AL 35203 / 205.254.1000 / maynardcooper.com

Surgical Care Affiliates, Inc.

July 15, 2016

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.